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                                                                    EXHIBIT 99


     Sun Microsystems, Inc. to Acquire Forte Software, Inc.


     Forte's Development and Enterprise Application Integration Environments To Complement Sun's Existing Offerings


     PALO ALTO, Calif., Aug. 23 /PRNewswire/ -- Sun Microsystems, Inc. (Nasdaq:
SUNW - news) and Forte Software, Inc. (Nasdaq: FRTE - news) today announced that they have agreed to a stock-for-stock merger that is intended to be accounted for as a pooling of interests. Under terms of the agreement, each share of Forte Common Stock will be converted into 0.3 shares of Sun Common Stock. Based on Sun's closing price on August 20, 1999, the merger would be valued at approximately $540.0 million, or about $22.275 per Forte share, on a fully diluted basis. The merger is expected to be completed during Sun's second quarter of fiscal 2000, which ends December 31, 1999, subject to governmental approvals, Forte shareholder approval and customary closing conditions. Following completion of the merger, Forte will operate under its own name as a subsidiary of Sun.


     Founded in 1991, Forte Software is a market leader in the development and integration of scalable enterprise-class distributed applications. Forte's Java-TM- technology and C++ development tools and Enterprise Application Integration (EAI) environment greatly simplify the creation, extension and delivery of scalable application environments.


     "Companies across the globe are dot-comming their businesses at an incredible pace -- by extending legacy applications to run across the Internet and by creating new applications to run across all platforms," said Ed Zander, President and Chief Operating Officer of Sun Microsystems, Inc. "We welcome Forte's team, solutions and expertise to our line of Internet development and deployment products and are looking forward to working with Forte's customers on multiple platforms including Sun, HP, Microsoft and IBM."


     "I believe the best technologies and the most experienced talent for building end-to-end enterprise solutions are coming together within one organization," said Marty Sprinzen, President and Chief Executive Officer of Forte Software, Inc. "We look forward to joining the company that has defined the dot-com architecture and bringing our heritage in large scale distributed systems to Sun's overall offering."

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     With this acquisition, Sun adds to its portfolio more key elements for network computing. Forte's strengths in scalable distributed application development and enterprise application integration complement Sun's Java platform and other network computing technologies, as well as the iPlanet-TM-products from the Sun-Netscape Alliance to provide a comprehensive set of solutions under a single support contract. Forte Software products support Sun's dot-com architecture, leveraging customers' existing investments and ensuring that new applications are scalable, accessible and responsive.


     The above news release contains forward looking statements that involve risks and uncertainties. Actual results may vary materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include those risks surrounding the closing of the acquisition, timely development, production and acceptance of new products and services, each company's ability to compete in the highly competitive and rapidly changing marketplace and the other risks detailed from time to time in each company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, Sun's report on Form 10-K for the fiscal year ended June 30, 1999, Sun's report on Form 10-Q for its fiscal quarter ending March 28, 1999, Forte's report on Form 10-K for the fiscal year ended March 31, 1999, and Forte's report on Form 10-Q for its fiscal quarter ending June 30, 1999.


     About Forte Software, Inc.


     Forte Software is a pioneer and market leader in the integration and development of scalable enterprise-class distributed applications. Building on this proven strength, Forte has more recently added new product families for Enterprise Application Integration and for enterprise-class Java. Today, Forte technology is used by more than 500 customers, including more than 100 application package providers. The company's products are sold directly worldwide and through distribution partners.


     About Sun Microsystems, Inc.


     Since its inception in 1982, a singular vision, "The Network Is The Computer-TM-," has propelled Sun Microsystems, Inc., to its position as a leading provider of high quality hardware, software and services for establishing enterprise-wide intranets and expanding the power of the Internet. With more than $11.5 billion in annual revenues, Sun can be found in more than 150 countries and on the World Wide Web at http://www.sun.com.

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     NOTE: Sun, the Sun logo, Sun Microsystems, Java and iPlanet are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and in other countries.


     Press announcements and other information about Sun Microsystems are available on the Internet at http://www.sun.com.





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